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                                                                    Exhibit 17.2


                               SEVERANCE AGREEMENT

This Severance Agreement is made this 16th day of August, 2000, by and between First Aid Direct ("Company") and Robert I. Sussman ("Employee") under the following circumstances:

         A. The Company has proposed, and the Employee has agreed, to certain individualized severance benefits in connection with his release from employment; and

         B. Employee has agreed to release the Company from all claims arising out of his employment or the termination of his employment.

Now, therefore, the parties agree, in consideration of the provisions and payments described below, as follows:

1. The Company shall pay to employee upon his termination from employment severance payments as follows:

                                   $50,000.00.

2. For and in consideration of the severance benefits provided by this Agreement, Employee, on behalf of himself, his heirs, administrators, assigns, and agents fully settles, releases and forever discharges the Company, and its present and former officers, directors, agents and employees of and from any and all claims, demands, liabilities, costs, damages, actions and causes of action arising out of or related to his employment or his termination from employment with the Company, including but not limited to any claims which might have been brought for employment discrimination under federal, state or local law, including the Federal Age Discrimination in Employment Act, as well as any claims or causes of action under any law dealing with employment discrimination, ERISA, wrongful discharge, breach of contract or personal injury.

         A. For in consideration for the severance benefits provided in this Agreement, Employee agrees that for a period of five (5) years following the signing of this Agreement, he will not, directly or indirectly (without the Company's prior written consent), use for himself or use for, or disclose to, any party other than the Company, any secret, proprietary or confidential information or data regarding the business of the Company, or any secret, proprietary or confidential information or data regarding the costs, uses, methods, applications or customers, trade accounts or suppliers (and pertinent information regarding transactions and prospective



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                  transactions therewith) or products made, produced or sold by the Company or regarding any secret proprietary or confidential design, process, system, manufacturing or other method at any time used, developed or investigated by the Company, whether or not such item was invented, developed, acquired, discovered or investigated by the employee.

         B. For in consideration for the severance benefits provided in this Agreement, Employee agrees that, for a period of five (5) years following the signing of this Agreement, he will neither directly nor indirectly, solicit or do business with any customer of the Company, which was a customer at the time of the signing of this Agreement (without the express written agreement of the Company).

         C. Employee agrees that, for a period of five (5) years following the signing of this Agreement, he will not (without the express written agreement of the Company solicit or hire any person who has worked for the Company within the prior six (6) months.

Employee agrees that he will not knowingly seek re-employment and will not be eligible for re-employment with the Company.

3. Employee agrees that this Agreement and each of its terms and conditions are and shall remain confidential. Employee also agrees that except for discussion with his spouse and/or legal counsel, he will not disclose the existence of the Agreement or any of its terms and conditions, unless required to do so by law. Employee further agrees that he will not make any statements or remarks which are disparaging toward the Company, or any of its officers, directors, or employees. Employee agrees that any violation of this policy by him will result in the forfeiture of any and all claims or entitlements under the Agreement.

4. This Agreement does not constitute an admission by the Company that it has violated any contract, law, or regulation, or in any way infringed upon the Employee's rights or privileges.

5. The provisions of this Agreement are divisible. If any provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provisions of this Agreement, but rather such provision shall be amended to the extent to render it valid and enforceable.

6. The foregoing terms represent the entire agreement between the parties and the only consideration for signing this Agreement. No other promises or agreements of any kind have been made to or with the parties to cause them to execute this Agreement. The Employee states that he has carefully read this Agreement, that its contents have been fully explained to him, that he has had full opportunity to review its contents with his own legal counsel, and that he knows and understands its contents and its legal effect, including, but not limited to, its binding effect, and that he signs this Agreement as his own free act and deed.




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                                 ACKNOWLEDGMENT

Employee, in connection with his execution of this Agreement, acknowledges the following:

1. That he is waiving his rights or claims arising under the Age Discrimination in Employment Act;

2. That he has been advised by the Company to consult with an attorney prior to executing this Severance Agreement;

3.       That he has a period of 21 days in which to consider this Agreement;
         and

4. That for a period of 7 days following execution of this Agreement he may revoke the Agreement, and that the Agreement shall not become effective or enforceable until the 7 day revocation period has expired.






Date:              8/16/00                   /s/ Robert Sussman
      ---------------------------------      ----------------------------------
                                                        Employee Name






                                                   First Aid Direct




Date:              8/16/00                   By: Stephen D. Smiley
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